EXHIBIT 23


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Capitol Bancorp Ltd.
Lansing, Michigan


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-71774 for its Shareholder Investment Program) of Capitol Bancorp Ltd. of our report dated January 31, 2003, relating to the consolidated financial statements, which appears on page 26 in the Annual Report to shareholders (Financial Information Section), which is incorporated in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 31, 2003 relating to the financial statement schedules, which appear in this Form 10-K.

BDO SEIDMAN, LLP

/s/ BDO Seidman, LLP

March 28, 2003
Grand Rapids, Michigan